Exhibit 99.1
FOR IMMEDIATE RELEASE
Red River Bancshares, Inc. Reports Third Quarter 2020 Financial Results
Alexandria, Louisiana, October 29, 2020, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”), (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2020.
Net income for the third quarter of 2020 was $7.3 million, or $0.99 per diluted common share ("EPS"), an increase of $431,000, or 6.3%, compared to $6.9 million, or $0.93 EPS, for the second quarter of 2020, and an increase of $438,000, or 6.4%, compared to $6.8 million, or $0.93 EPS, for the third quarter of 2019.
Net income for the nine months ended September 30, 2020, was $20.9 million, or $2.84 EPS, an increase of $2.8 million, or 15.5%, compared to $18.1 million, or $2.57 EPS, for the nine months ended September 30, 2019.
Third Quarter 2020 Performance and Operational Highlights
•The third quarter of 2020 included a new Company high level of mortgage lending activity, approval of a stock repurchase program, entrance into a new market, and the impact of Hurricane Laura. The Louisiana COVID-19 pandemic response restrictions transitioned from Phase Two to Phase Three, easing restrictions and allowing increased economic activity.
•The quarterly return on assets was 1.20%, and the quarterly return on equity was 10.50%.
•Assets increased $129.1 million in the third quarter of 2020 to $2.49 billion as of September 30, 2020, driven by a $124.6 million increase in deposits. Deposits increased due to strong deposit account opening activity and a large, temporary deposit, along with commercial customers maintaining larger deposit balances.
•Mortgage loan production and income in 2020 were at record-high levels for the Company. Mortgage loan income for the third quarter of 2020 was $2.9 million, surpassing $1.9 million recorded in the prior quarter. For the nine months ended September 30, 2020, mortgage loan income was $5.7 million, which was $3.5 million, or 161.7%, higher than the same period in 2019.
•As of September 30, 2020, active pandemic-related loan deferrals were $23.3 million, or 1.6% of non-PPP loans held for investment ("HFI") (non-GAAP), down from $152.8 million, or 10.7% of non-PPP loans HFI (non-GAAP) as of June 30, 2020.
•Nonperforming assets ("NPA(s)") increased $921,000 and were $5.2 million, or 0.21% of assets as of September 30, 2020. The provision for loan losses for the third quarter of 2020 was $1.6 million, compared to $1.5 million for the prior quarter. As of September 30, 2020, the allowance for loan losses ("ALL") was $16.2 million, or 0.98% of loans HFI and 1.11%(1) of non-PPP loans HFI (non-GAAP).
•The net interest margin for the third quarter of 2020 was negatively impacted by the low interest rate environment. The net interest margin fully tax equivalent ("FTE") for the third quarter of 2020 was 3.02%, compared to 3.12% for the prior quarter.
•Red River Bank participated in the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") and as of September 30, 2020, had $193.5 million of PPP loans, net of deferred income, at an interest rate of 1.0%. These loans resulted in $877,000 of origination fees recognized as income in the third quarter of 2020 and $5.4 million in deferred income as of September 30, 2020. Red River Bank began accepting PPP loan forgiveness applications on September 14, 2020.
•On August 27, 2020, our board approved a stock repurchase program that authorizes us to purchase up to $3.0 million of our outstanding shares through August 27, 2021. In the third quarter of 2020, we repurchased 2,824 shares.
•We declared and paid a quarterly cash dividend of $0.06 per common share.
•We began operations in our newest market, Acadiana, which includes the Lafayette, Louisiana metropolitan statistical area. We hired an Acadiana market president and opened a combined loan and deposit production office in Lafayette.
•On August 27, 2020, Hurricane Laura made landfall in southwest Louisiana near Lake Charles and impacted southwest and central Louisiana. Red River Bank did not sustain any significant damage to its locations, and our employees remained safe. Our business continuity planning allowed us to quickly restore banking services in the impacted areas.
•On October 9, 2020, Hurricane Delta also made landfall in southwest Louisiana near Lake Charles and continued to move inland through central Louisiana. Banking locations in the impacted markets closed as necessary prior to the hurricane's landfall, and normal banking services were provided the following day. There was no significant damage to any of Red River Bank's locations as a result of Hurricane Delta.
Blake Chatelain, President and Chief Executive Officer, stated, "In the third quarter we kept our focus on helping our customers through the challenges of 2020. Since the pandemic began in March 2020, our goal has been to be as accessible as possible to our customers, while also implementing social distancing and other protective measures to protect employees and customers.

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

"Despite the continued challenges, we had many achievements during the third quarter of 2020. The Red River Bank Mortgage Department had another busy quarter, producing record-high volumes of mortgage loan activity and income. Also, as Louisiana transitioned to Phase Three of the state's pandemic response plan and restrictions on businesses decreased, customer traffic in our banking centers returned to near pre-pandemic levels. New deposit account opening activity was strong, and we welcomed new banking relationships to Red River Bank. As part of our capital management plan, we approved and implemented a stock repurchase program.
"We are very pleased to expand to Lafayette and to welcome Ben Smith as our new Acadiana Market President. The Lafayette loan and deposit production office opened in mid-September 2020, and we are excited to serve our Acadiana customers with this new location.
"In addition to the pandemic 'storm', Louisiana was hit by two hurricanes. Hurricane Laura was a powerful hurricane that made landfall near Lake Charles in southwest Louisiana and moved inland through central Louisiana, causing significant damage. Fortunately, none of our locations or employees sustained significant physical harm. Despite major damage in our Central Louisiana headquarters area and Lake Charles, our Baton Rouge and Covington markets provided full banking services on the day Laura hit. Several of our Central Louisiana banking centers, as well as our Shreveport centers, opened the day after Laura. Our hardest hit locations in Lake Charles opened early the following week. Six weeks later Hurricane Delta made landfall and followed a similar path as Laura. Thankfully Delta was a weaker storm; however, it disrupted repair and cleanup efforts in southwest Louisiana. Even though many employees had personal challenges due to these hurricanes, Red River Bank operations continued and customers' banking needs were met. Our bankers remain hard at work daily to help our communities and customers recover from these hurricanes.
"While 2020 has been full of challenges, the Red River Bank team recognizes that we are an essential business, and our goal is to provide uninterrupted banking services to existing and new customers."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the third quarter of 2020 continued to be impacted by the lower interest rate environment stemming from the 150 basis point ("bp(s)") decrease to the target federal funds rate by the Federal Reserve in the first quarter of 2020.
Net interest income for the third quarter of 2020 was $17.3 million, which was $339,000, or 2.0%, higher than the second quarter of 2020, due to a $226,000 increase in interest and dividend income, combined with a $113,000 decrease in interest expense. Total interest and fee income on loans was consistent between the third and second quarters with lower non-PPP loan income offset by higher PPP loan income. Interest and dividend income increased primarily due to a $223,000 increase in interest income for total securities. The increase in interest income for total securities was due to an $87.9 million growth in average total securities compared to the previous quarter, partially offset by a decrease in yield. Due to deposit growth outpacing loan growth for the third quarter of 2020, excess liquidity was deployed into securities and interest-bearing deposits in other banks. Interest expense decreased as a result of our new and renewed time deposits continuing to price downward in the low interest rate environment.
The net interest margin FTE decreased ten bps to 3.02% for the third quarter of 2020, compared to 3.12% for the prior quarter, as our interest-earning assets continued to price lower from the effects of the current low interest rate environment. The yield on loans decreased 17 bps to 4.04% due to the continued impact of the lower interest rate environment on new, renewed, and floating rate loans. As of September 30, 2020, floating rate loans were 13.8% of loans HFI. The yield on taxable securities decreased 27 bps due to the securities purchased being at lower yields than the existing yield for the taxable securities portfolio, combined with an increase in amortization expense on mortgage-backed securities. The resulting yield on interest-earning assets was 3.30% for the third quarter of 2020, compared to 3.45% for the second quarter of 2020. The cost of deposits was 0.37% for the third quarter of 2020, compared to 0.41% for the prior quarter. The cost of deposits was lower during the third quarter due to average non-interest bearing deposits increasing $73.3 million, or 9.0%, combined with a six bp decrease in the rate on interest-bearing deposits during the same period as a result of our adjustments to deposit rates.
In the third quarter of 2020, Red River Bank had an average of $193.0 million of PPP loans, net of deferred income, outstanding at an interest rate of 1.0%. PPP origination fees totaled $7.0 million, or 3.52%, of originated PPP loans and are being recorded to interest income over the 24-month loan term or until the loans are forgiven by the SBA. For the third quarter of 2020, PPP loan interest and fees totaled $1.4 million, resulting in a 2.84% yield, compared to $1.2 million in interest and fees and a 2.99% yield for the prior quarter.
Excluding PPP loan income, net interest income (non-GAAP) for the third quarter of 2020 was $15.9 million,(1) which was $106,000, or 0.7%, higher than the second quarter of 2020. Also, with PPP loans excluded for the third quarter of 2020, the yield on non-PPP loans (non-GAAP) was 4.20%,(1) and the net interest margin FTE (non-GAAP) was 3.03%.(1) PPP loans had a 16 bp dilutive impact to the yield on loans and a one bp dilutive impact to the net interest margin FTE.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Provision for Loan Losses
The provision for loan losses for the third quarter of 2020 was $1.6 million which was $65,000 higher than $1.5 million for the prior quarter, due to expected economic pressures relating to the continuing COVID-19 pandemic.
Noninterest Income
Noninterest income totaled $6.4 million for the third quarter of 2020, an increase of $597,000, or 10.3%, compared to $5.8 million for the previous quarter. The increase was mainly due to higher mortgage loan income, higher service charges on deposit accounts, and increased brokerage income. These increases were partially offset by a smaller gain on the sale of securities and lower loan and deposit income.
Due to the low mortgage interest rate environment in 2020, mortgage loan production and income have been at record-high levels. For the third quarter of 2020, mortgage loan production increased 38.4%, resulting in $2.9 million of mortgage loan income, an increase of $937,000, or 48.1%, from $1.9 million for the previous quarter. Also, for the nine months ended September 30, 2020, mortgage loan production increased 135.2%, resulting in $5.7 million of mortgage loan income, an increase of $3.5 million, or 161.7%, from $2.2 million for the same period in 2019.
Service charges on deposit accounts totaled $1.1 million for the third quarter of 2020, an increase of $337,000, or 46.9%, compared to the second quarter of 2020. This increase was attributed to higher customer deposit transaction activity in the third quarter and approximately $168,000 in reduced deposit fees due to temporary fee reductions in the second quarter.
Brokerage income for the third quarter of 2020 was $586,000, an increase of $191,000, or 48.4%, compared to $395,000 in the previous quarter. The second quarter was impacted by our conversion to a new Red River Bank investment group broker-dealer partner, which temporarily reduced brokerage activity and revenue. In the third quarter of 2020, brokerage activity and revenue returned to normal levels.
The gain on the sale of securities was $125,000 for the third quarter of 2020, compared to a gain of $840,000 in the second quarter. In the third quarter of 2020, selected mortgage-backed securities were sold, resulting in the $125,000 gain. In the second quarter of 2020, we executed a portfolio restructuring transaction in response to the lower interest rate environment, resulting in the $840,000 gain.
Loan and deposit income totaled $413,000 for the third quarter of 2020, a decrease of $214,000, or 34.1%, from the prior quarter. This decrease was primarily related to $230,000 of nonrecurring commercial real estate loan fees reported in the second quarter of 2020.
Operating Expenses
Operating expenses for the third quarter of 2020 totaled $13.3 million, an increase of $382,000, or 3.0%, compared to $12.9 million for the second quarter of 2020. This increase was mainly due to higher personnel expenses and occupancy and equipment expenses, partially offset by a decrease in legal and professional expenses.
Personnel expenses totaled $8.1 million for the third quarter of 2020, up $431,000, or 5.6%, from the second quarter of 2020. This increase was primarily due to increased commission compensation related to higher mortgage loan activity.
Occupancy and equipment expenses for the third quarter of 2020 totaled $1.3 million, an increase of $84,000, or 6.8%, compared to the second quarter of 2020. This increase was primarily due to the recent expansion in our Southwest and Acadiana markets, as well as expenses related to Hurricane Laura.
Legal and professional expenses totaled $487,000 for the third quarter of 2020, down $118,000, or 19.5%, from the second quarter of 2020. This decrease was primarily due to higher loan collection, audit, and compliance expenses in the second quarter of 2020.
Asset Overview
As of September 30, 2020, assets totaled $2.49 billion, which was $129.1 million, or 5.5%, higher than $2.36 billion as of June 30, 2020. This increase was primarily due to a $124.6 million increase in deposits in the third quarter. Because deposit growth exceeded loan growth, excess funds were deployed into securities and interest-bearing deposits in other banks. Securities available-for-sale increased $54.5 million to $467.7 million, and interest-bearing deposits in other banks increased $29.2 million to $239.5 million as of September 30, 2020. The loans HFI to deposits ratio was 75.17% as of September 30, 2020, compared to 78.06% as of June 30, 2020.
Assets excluding PPP loans, net of deferred income (non-GAAP) as of September 30, 2020, totaled $2.30 billion(1) which was $128.2 million, or 5.9%, higher than $2.17 billion(1) as of June 30, 2020. The non-PPP loans HFI to deposits ratio (non-GAAP) was 66.35%(1) as of September 30, 2020, compared to 68.75%(1) as of June 30, 2020.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Loans
Loans HFI as of September 30, 2020, were $1.65 billion, an increase of $34.0 million, or 2.1%, from June 30, 2020. As of September 30, 2020, PPP loans totaled $193.5 million, net of $5.4 million in deferred income, and were 11.7% of loans HFI. As of September 30, 2020, non-PPP loans were $1.46 billion,(1) an increase of $33.1 million, or 2.3%, from June 30, 2020. The increase in both loans HFI and non-PPP loans HFI was attributable to new loan activity in our newer markets.
In the second quarter of 2020, Red River Bank originated 1,384 PPP loans totaling $199.0 million, with an average loan size of $144,000. We began accepting PPP loan forgiveness applications on September 14, 2020, and as of September 30, 2020, 20.6% of our PPP loan customers had submitted forgiveness applications.
On October 8, 2020, the SBA and U.S. Treasury authorized a streamlined loan forgiveness application process for PPP loans of $50,000 or less. Approximately 54% of our PPP loan accounts may be eligible for the streamlined process. As of October 20, 2020, we had received forgiveness applications from 28.1% of our PPP loan customers.
During the first quarter and continuing into the second quarter of 2020, we granted 90-day loan payment deferments for requesting borrowers impacted by pandemic-related economic shutdowns. Through June 30, 2020, loan payment deferments on 554 loans totaling $272.2 million were granted.
As of September 30, 2020, $23.3 million, or 1.6% of non-PPP loans HFI (non-GAAP), remained on active deferral and were deferrals of principal payments only. Active deferrals included approved second 90-day deferrals of $22.4 million. As of October 20, 2020, $14.9 million, or 1.0% of non-PPP loans HFI (non-GAAP), remained on active deferral and included $14.0 million of approved second 90-day deferrals.
We have identified certain sectors within our portfolio that we believe have a heightened overall level of risk due to pandemic-related macro-economic conditions. The following table shows non-PPP loans HFI (non-GAAP) in these sectors:

	September 30, 2020
	Loans		Loans with Active COVID-19 Payment Deferment
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Hospitality services:
Hotels and other overnight lodging	$25,287	1.7%	$15,539	1.1%
Restaurants - full service	10,594	0.7%	1,340	0.1%
Restaurants - limited service	12,508	0.9%	—	—%
Other	5,560	0.4%	—	—%
Total hospitality services	$53,949	3.7%	$16,879	1.2%

Retail trade:
Automobile dealers	$36,096	2.5%	$—	—%
Other retail	21,345	1.5%	—	—%
Total retail trade	$57,441	4.0%	$—	—%

Energy	$26,767	1.8%	$—	—%
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

The following table shows non-PPP loans HFI (non-GAAP) in other non-industry specific areas that we believe may be affected by the pandemic:

	September 30, 2020
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Loans collateralized by non-owner occupied properties leased to retail establishments	$43,914	3.0%

Credit card loans:
Commercial	$1,461	0.1%
Consumer	875	0.1%
Total credit card loans	$2,336	0.2%
Our health care loans are made up of a diversified portfolio of health care providers. As of September 30, 2020, health care credits were 10.0% of non-PPP loans HFI (non-GAAP), with nursing and residential care loans and loans to physician and dental practices of 4.1% and 5.7%, of non-PPP loans HFI (non-GAAP), respectively. The average loan size was $322,000. Health care deferral requests were minimal, and as of September 30, 2020, there were no health care credits with active deferrals.
Asset Quality and Allowance for Loan Losses
NPAs totaled $5.2 million as of September 30, 2020, an increase of $921,000, or 21.4%, from June 30, 2020, primarily due to additional loans placed on nonaccrual status in the third quarter. The ratio of NPAs to total assets increased to 0.21% as of September 30, 2020, from 0.18% as of June 30, 2020.
As of September 30, 2020, the ALL was $16.2 million. The ratio of ALL to loans HFI was 0.98% as of September 30, 2020, and 0.92% as of June 30, 2020. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.11%(1) as of September 30, 2020, and 1.05%(1) as of June 30, 2020.
The net charge-off ratio was 0.02% for the third quarter of 2020 and 0.06% for the second quarter of 2020. Due to economic uncertainties related to the pandemic shutdowns and future risks associated with the continuing COVID-19 pandemic, we are closely monitoring asset quality and will adjust the provision for loan losses as needed in the fourth quarter of 2020.
Deposits
Deposits as of September 30, 2020, were $2.19 billion, an increase of $124.6 million, or 6.0%, compared to June 30, 2020. Average deposits for the third quarter of 2020 were $2.11 billion, an increase of $123.7 million, or 6.2%, from the prior quarter. This increase was due to strong deposit account opening activity and a large, temporary deposit, along with commercial customers maintaining larger deposit balances.
Noninterest-bearing deposits totaled $923.3 million as of September 30, 2020, up $64.9 million, or 7.6%, from June 30, 2020. As of September 30, 2020, noninterest-bearing deposits were 42.08% of total deposits.
Interest-bearing deposits totaled $1.27 billion as of September 30, 2020, up $59.7 million, or 4.9%, compared to June 30, 2020.
Stockholders’ Equity
Total stockholders’ equity increased to $278.1 million as of September 30, 2020, from $271.1 million as of June 30, 2020. The $7.0 million increase in stockholders’ equity during the third quarter of 2020 was attributable to $7.3 million of net income, a $180,000, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, and $58,000 of stock compensation, partially offset by $440,000 in cash dividends and the repurchase of 2,824 shares for $122,000. We paid our third quarterly cash dividend of $0.06 per share on September 24, 2020.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net Income	$7,285	$6,854	$6,847	$20,884	$18,081

Per Common Share Data:
Earnings per share, basic	$0.99	$0.94	$0.94	$2.85	$2.59
Earnings per share, diluted	$0.99	$0.93	$0.93	$2.84	$2.57
Book value per share	$37.96	$37.03	$33.59	$37.96	$33.59
Tangible book value per share(1)	$37.75	$36.81	$33.37	$37.75	$33.37
Cash dividends per share	$0.06	$0.06	$—	$0.18	$0.20
Shares outstanding	7,325,333	7,322,532	7,306,221	7,325,333	7,306,221
Weighted average shares outstanding, basic	7,327,395	7,322,532	7,304,273	7,321,092	6,993,990
Weighted average shares outstanding, diluted	7,342,678	7,348,772	7,340,498	7,341,747	7,032,059

Summary Performance Ratios:
Return on average assets	1.20%	1.20%	1.42%	1.25%	1.28%
Return on average equity	10.50%	10.30%	11.20%	10.44%	10.91%
Net interest margin	2.96%	3.07%	3.50%	3.11%	3.48%
Net interest margin FTE	3.02%	3.12%	3.55%	3.17%	3.53%
Efficiency ratio	55.88%	56.50%	57.75%	56.56%	60.00%
Loans HFI to deposits ratio	75.17%	78.06%	84.27%	75.17%	84.27%
Noninterest-bearing deposits to deposits ratio	42.08%	41.48%	36.68%	42.08%	36.68%
Noninterest income to average assets	1.06%	1.02%	0.91%	1.01%	0.84%
Operating expense to average assets	2.19%	2.26%	2.47%	2.28%	2.51%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.21%	0.18%	0.41%	0.21%	0.41%
Nonperforming loans to loans HFI	0.27%	0.21%	0.47%	0.27%	0.47%
Allowance for loan losses to loans HFI	0.98%	0.92%	0.98%	0.98%	0.98%
Net charge-offs to average loans	0.02%	0.06%	0.00%	0.09%	0.00%

Capital Ratios:
Total stockholders' equity to total assets	11.16%	11.48%	12.66%	11.16%	12.66%
Tangible common equity to tangible assets(1)	11.11%	11.42%	12.59%	11.11%	12.59%
Total risk-based capital to risk-weighted assets	18.17%	18.22%	17.76%	18.17%	17.76%
Tier 1 risk-based capital to risk-weighted assets	17.15%	17.25%	16.80%	17.15%	16.80%
Common equity Tier 1 capital to risk-weighted assets	17.15%	17.25%	16.80%	17.15%	16.80%
Tier 1 risk-based capital to average assets	11.26%	11.52%	12.77%	11.26%	12.77%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSETS
Cash and due from banks	$31,422	$31,097	$31,858	$25,937	$32,724
Interest-bearing deposits in other banks	239,466	210,254	48,605	107,355	73,598
Securities available-for-sale	467,744	413,246	401,944	335,573	341,900
Equity securities	4,032	4,032	3,998	3,936	3,954
Nonmarketable equity securities	3,445	3,441	1,354	1,350	1,347
Loans held for sale	23,358	14,578	6,597	5,089	4,113
Loans held for investment	1,649,272	1,615,298	1,447,362	1,438,924	1,413,162
Allowance for loan losses	(16,192)	(14,882)	(14,393)	(13,937)	(13,906)
Premises and equipment, net	44,501	41,465	41,711	41,744	39,828
Accrued interest receivable	6,617	6,492	5,240	5,251	4,928
Bank-owned life insurance	22,270	22,131	21,987	21,845	21,707
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,255	4,355	4,454	4,553	4,651
Other assets	9,192	8,813	8,438	9,059	9,302
Total Assets	$2,490,928	$2,361,866	$2,010,701	$1,988,225	$1,938,854

LIABILITIES
Noninterest-bearing deposits	$923,286	$858,397	$607,322	$584,915	$615,051
Interest-bearing deposits	1,270,654	1,210,925	1,120,460	1,136,205	1,061,800
Total Deposits	2,193,940	2,069,322	1,727,782	1,721,120	1,676,851
Accrued interest payable	1,805	1,994	2,307	2,222	1,925
Lease liabilities	4,327	4,419	4,511	4,603	4,688
Accrued expenses and other liabilities	12,778	15,014	11,926	8,382	10,001
Total Liabilities	2,212,850	2,090,749	1,746,526	1,736,327	1,693,465
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	68,055	68,177	68,177	68,082	68,082
Additional paid-in capital	1,487	1,429	1,333	1,269	1,205
Retained earnings	202,136	195,291	188,877	182,571	175,828
Accumulated other comprehensive income (loss)	6,400	6,220	5,788	(24)	274
Total Stockholders' Equity	278,078	271,117	264,175	251,898	245,389
Total Liabilities and Stockholders' Equity	$2,490,928	$2,361,866	$2,010,701	$1,988,225	$1,938,854

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,080	$17,076	$16,578	$50,623	$48,026
Interest on securities	2,099	1,876	1,800	5,766	5,347
Interest on federal funds sold	30	37	178	179	603
Interest on deposits in other banks	27	32	213	265	935
Dividends on stock	13	2	12	19	30
Total Interest and Dividend Income	19,249	19,023	18,781	56,852	54,941
INTEREST EXPENSE
Interest on deposits	1,954	2,051	2,514	6,497	7,260
Interest on other borrowed funds	—	16	—	16	—
Interest on junior subordinated debentures	—	—	73	—	385
Total Interest Expense	1,954	2,067	2,587	6,513	7,645
Net Interest Income	17,295	16,956	16,194	50,339	47,296
Provision for loan losses	1,590	1,525	378	3,618	1,432
Net Interest Income After Provision for Loan Losses	15,705	15,431	15,816	46,721	45,864
NONINTEREST INCOME
Service charges on deposit accounts	1,055	718	1,195	3,001	3,304
Debit card income, net	978	896	833	2,629	2,314
Mortgage loan income	2,884	1,947	1,014	5,720	2,186
Brokerage income	586	395	561	1,725	1,552
Loan and deposit income	413	627	404	1,340	1,131
Bank-owned life insurance income	139	144	137	425	407
Gain (Loss) on equity securities	—	33	30	96	133
Gain (Loss) on sale of securities	125	840	5	1,348	5
SBIC income	200	190	139	568	634
Other income (loss)	40	33	68	122	115
Total Noninterest Income	6,420	5,823	4,386	16,974	11,781
OPERATING EXPENSES
Personnel expenses	8,077	7,646	7,007	23,072	20,652
Occupancy and equipment expenses	1,319	1,235	1,199	3,739	3,708
Technology expenses	661	615	595	1,863	1,697
Advertising	240	215	216	717	821
Other business development expenses	233	256	266	782	827
Data processing expense	491	471	479	1,412	1,420
Other taxes	433	438	425	1,308	1,234
Loan and deposit expenses	289	273	285	808	901
Legal and professional expenses	487	605	436	1,587	1,138
Regulatory assessment expenses	172	139	37	337	312
Other operating expenses	849	976	940	2,445	2,737
Total Operating Expenses	13,251	12,869	11,885	38,070	35,447
Income Before Income Tax Expense	8,874	8,385	8,317	25,625	22,198
Income tax expense	1,589	1,531	1,470	4,741	4,117
Net Income	$7,285	$6,854	$6,847	$20,884	$18,081

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,656,586	$17,080	4.04%	$1,606,436	$17,076	4.21%	$1,408,146	$16,578	4.61%
Securities - taxable	317,612	1,240	1.56%	266,139	1,217	1.83%	255,846	1,352	2.11%
Securities - tax-exempt	146,477	859	2.35%	110,026	659	2.39%	77,047	448	2.33%
Federal funds sold	73,644	30	0.16%	81,253	37	0.18%	32,461	178	2.15%
Interest-bearing balances due from banks	97,687	27	0.11%	118,090	32	0.11%	38,676	213	2.16%
Nonmarketable equity securities	3,441	13	1.51%	3,116	2	0.31%	1,342	10	2.99%
Investment in trusts	—	—	—%	—	—	—%	64	2	10.91%
Total interest-earning assets	2,295,447	$19,249	3.30%	2,185,060	$19,023	3.45%	1,813,582	$18,781	4.06%
Allowance for loan losses	(15,525)			(14,494)			(13,755)
Noninterest earning assets	128,910			124,625			110,062
Total assets	$2,408,832			$2,295,191			$1,909,889
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$891,840	$617	0.28%	$838,802	$611	0.29%	$724,219	$972	0.53%
Time deposits	330,576	1,337	1.61%	333,285	1,440	1.74%	338,330	1,542	1.81%
Total interest-bearing deposits	1,222,416	1,954	0.64%	1,172,087	2,051	0.70%	1,062,549	2,514	0.94%
Junior subordinated debentures	—	—	—%	—	—	—%	2,129	73	13.64%
Other borrowings	—	—	—%	18,681	16	0.35%	22	—	2.80%
Total interest-bearing liabilities	1,222,416	$1,954	0.64%	1,190,768	$2,067	0.70%	1,064,700	$2,587	0.96%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	891,850			818,528			586,664
Accrued interest and other liabilities	18,541			18,155			16,084
Total noninterest-bearing liabilities	910,391			836,683			602,748
Stockholders’ equity	276,025			267,740			242,441
Total liabilities and stockholders’ equity	$2,408,832			$2,295,191			$1,909,889
Net interest income		$17,295			$16,956			$16,194
Net interest spread			2.66%			2.75%			3.10%
Net interest margin			2.96%			3.07%			3.50%
Net interest margin FTE(3)			3.02%			3.12%			3.55%
Cost of deposits			0.37%			0.41%			0.60%
Cost of funds			0.34%			0.38%			0.57%
(1)Includes average outstanding balances of loans held for sale of $24.4 million, $11.2 million, and $6.0 million for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019.

	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,656,586	$17,080	4.04%	$1,606,436	$17,076	4.21%	$1,408,146	$16,578	4.61%
Less: PPP loans, net
Average	193,038			154,400			—
Interest		509			423			—
Fees		877			730			—
Total PPP loans, net	193,038	1,386	2.84%	154,400	1,153	2.99%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,463,548	$15,694	4.20%	$1,452,036	$15,923	4.34%	$1,408,146	$16,578	4.61%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.70%			2.79%			3.10%
Net interest margin			2.97%			3.08%			3.50%
Net interest margin FTE(3)			3.03%			3.13%			3.55%
(1)Includes average outstanding balances of loans held for sale of $24.4 million, $11.2 million, and $6.0 million for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended September 30,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,571,318	$50,623	4.24%	$1,375,129	$48,026	4.61%
Securities - taxable	282,186	3,725	1.76%	256,618	4,074	2.12%
Securities - tax-exempt	114,581	2,041	2.38%	71,892	1,273	2.36%
Federal funds sold	63,015	179	0.37%	34,019	603	2.34%
Interest-bearing balances due from banks	91,866	265	0.38%	53,759	935	2.30%
Nonmarketable equity securities	2,639	19	0.96%	1,325	19	1.86%
Investment in trusts	—	—	—%	242	11	6.23%
Total interest-earning assets	2,125,605	$56,852	3.52%	1,792,984	$54,941	4.05%
Allowance for loan losses	(14,702)			(13,267)
Noninterest earning assets	122,948			105,793
Total assets	$2,233,851			$1,885,510
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$842,193	$2,214	0.35%	$736,947	$2,930	0.53%
Time deposits	333,154	4,283	1.72%	335,201	4,330	1.73%
Total interest-bearing deposits	1,175,347	6,497	0.74%	1,072,148	7,260	0.91%
Junior subordinated debentures	—	—	—%	8,044	385	6.39%
Other borrowings	6,231	16	0.35%	7	—	2.80%
Total interest-bearing liabilities	1,181,578	$6,513	0.74%	1,080,199	$7,645	0.95%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	767,372			568,053
Accrued interest and other liabilities	17,762			15,756
Total noninterest-bearing liabilities	785,134			583,809
Stockholders’ equity	267,139			221,502
Total liabilities and stockholders’ equity	$2,233,851			$1,885,510
Net interest income		$50,339			$47,296
Net interest spread			2.78%			3.10%
Net interest margin			3.11%			3.48%
Net interest margin FTE(3)			3.17%			3.53%
Cost of deposits			0.45%			0.59%
Cost of funds			0.41%			0.57%
(1)Includes average outstanding balances of loans held for sale of $13.3 million and $4.1 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the nine months ended September 30, 2020 and 2019.

	For the Nine Months Ended September 30,
	2020			2019
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,571,318	$50,623	4.24%	$1,375,129	$48,026	4.61%
Less: PPP loans, net
Average	116,095			—
Interest		932			—
Fees		1,607			—
Total PPP loans, net	116,095	2,539	2.90%	—	—	—%
Non-PPP loans (non-GAAP)(4)	$1,455,223	$48,084	4.35%	$1,375,129	$48,026	4.61%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.82%			3.10%
Net interest margin			3.13%			3.48%
Net interest margin FTE(3)			3.19%			3.53%
(1)Includes average outstanding balances of loans held for sale of $13.3 million and $4.1 million for the nine months ended September 30, 2020 and 2019, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019
Tangible common equity
Total stockholders' equity	$278,078	$271,117	$245,389
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$276,532	$269,571	$243,843
Common shares outstanding	7,325,333	7,322,532	7,306,221
Book value per common share	$37.96	$37.03	$33.59
Tangible book value per common share (non-GAAP)	$37.75	$36.81	$33.37

Tangible assets
Total assets	$2,490,928	$2,361,866	$1,938,854
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$2,489,382	$2,360,320	$1,937,308
Total stockholders' equity to assets	11.16%	11.48%	12.66%
Tangible common equity to tangible assets (non-GAAP)	11.11%	11.42%	12.59%

Non-PPP loans HFI
Loans HFI	$1,649,272	$1,615,298	$1,413,162
Adjustments:
PPP loans, net	(193,532)	(192,655)	—
Non-PPP loans HFI (non-GAAP)	$1,455,740	$1,422,643	$1,413,162

Assets excluding PPP loans, net
Assets	$2,490,928	$2,361,866	$1,938,854
Adjustments:
PPP loans, net	(193,532)	(192,655)	—
Assets excluding PPP loans, net (non-GAAP)	$2,297,396	$2,169,211	$1,938,854

Allowance for loan losses	$16,192	$14,882	$13,906
Deposits	$2,193,940	$2,069,322	$1,676,851

Loans HFI to deposits ratio	75.17%	78.06%	84.27%
Non-PPP loans HFI to deposits ratio (non-GAAP)	66.35%	68.75%	84.27%

Allowance for loan losses to loans HFI	0.98%	0.92%	0.98%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.11%	1.05%	0.98%